Exhibit 3.1

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:  Meta Gold, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 of the Articles of Incorporation of the Corporation has been amended to read in its entirety:

“Article 1:  The name of this Corporation is “Silverton Energy, Inc.”

Article 3 of the Articles of Incorporation of the Corporation has been amended to read in its entirety:

“3. Authorized Stock:	Number of shares with par value: 500,000,000 Par Value: $.001 Number of shares without par value: 0”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 62,999,750 out of 104,849,750 (or 60.0%).

4. Effective date and time of filing:  ______________

5. Signature:  /s/ Thomas Roger Sawyer